UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2005

Hecla Mining Company
 (Exact Name of Registrant as Specified in Its Charter)

Delaware
 (State or Other Jurisdiction of Incorporation)

1-8491	82-0126240
(Commission File Number)	(IRS Employer Identification No.)

6500 North Mineral Drive, Suite 200
Coeur d'Alene, Idaho	83815-9408
(Address of Principal Executive Offices)	(Zip Code)

(208) 769-4100
 (Registrant’s Telephone Number, Including Area Code)

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

        In 1994, we, as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), entered into a Consent Decree (the “Decree”) with the Environmental Protection Agency (“EPA”) and the State of Idaho concerning environmental remediation obligations at the Bunker Hill Superfund site, a 21-square mile site located near Kellogg, Idaho. We and ASARCO LLC (“ASARCO”) are the remaining parties to the Decree.

        On December 13, 2005 we received notice that the EPA allegedly incurred $14.6 million in costs relating to the Bunker Hill site from January 2002 to March 2005. The notice was provided so that we and ASARCO may have an opportunity to review and comment on the EPA’s alleged costs prior to the EPA’s submission of a formal demand for reimbursement. We expect to receive a formal demand for reimbursement during the first quarter of 2006. We are reviewing the costs submitted by the EPA to determine whether we have any obligation to pay any portion of the EPA’s alleged costs and whether under U.S. generally accepted accounting principles we are required to increase our accrual for our portion of liability relating to the Bunker Hill Site. We anticipate exercising our right to challenge reimbursement of the alleged costs under the Decree in the event of a formal demand for payment in the future. However, an unsuccessful challenge would likely require us to increase our expenditures and/or accrual relating to the Bunker Hill site.

        In December 2005, the U.S. Ninth Circuit Court of Appeals overturned a 2003 modification to the Decree that reduced our and ASARCO’s obligation under the decree by $7 million. Had it not been overturned, the $7 million reduction would have been applied towards a portion of the $14.6 million in alleged costs discussed above and other costs under the Decree. We intend to request a rehearing on the reversal of the $7 million reduction by the Ninth Circuit Court of Appeals. However, there can be no assurance as to the success of any rehearing or appeal.

        For additional information regarding the Bunker Hill matter, see Note 5 to our Consolidated Financial Statements filed on Form 10-Q for the period ended September 30, 2005.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HECLA MINING COMPANY

By:	/s/ Michael B. White

Michael B. White
Corporate Secretary

Dated:    December 16, 2005